EXHIBIT 99.1

February 8, 2023

EOG Resources Appoints Lynn A. Dugle to Board of Directors
–Announces James C. Day Planned Retirement from Board of Directors

HOUSTON - EOG Resources, Inc. (EOG) today announced the appointment of Lynn A. Dugle to its Board of Directors, effective March 1, 2023. Dugle served as Chief Executive Officer of Engility Holdings, a publicly traded engineering and technology consulting company, from 2016 until the sale of the company in 2019. Dugle previously served more than a decade in senior management positions at Raytheon Company, including Vice President, Engineering, Technology and Quality, and President of Intelligence, Information and Services. Before joining Raytheon in 2004, Dugle held international and officer-level positions with ADC Telecommunications. Dugle began her career at Texas Instruments.

“We are excited to add someone with Lynn’s leadership experience across multiple information technology disciplines to EOG’s Board of Directors,” said Ezra Y. Yacob, Chairman and Chief Executive Officer. “Lynn’s extensive background across several technology markets, including telecommunications, intelligence, and cybersecurity, will be a valuable asset and a great fit for EOG’s unique position as a technology leader in the oil and gas sector.”

EOG also announced that James C. Day plans to retire from the Board at the end of his current term and not stand for re-election at EOG’s 2023 annual stockholders meeting. Day was first elected a Director of EOG in 2008, following a distinguished career leading Noble Corporation, one of the world’s largest offshore drilling companies, including as Chairman of the Board from 1992 until his retirement in 2007, and Chief Executive Officer from 1984 until 2006.

“On behalf of EOG and the Board, I would like to thank Jim for his dedicated service to EOG over the past 15 years,” Yacob said. “Jim’s counsel and support was integral to EOG’s success navigating several commodity price cycles and growing to become one of the largest and most successful independent E&P companies and a technology leader in the oil and gas sector. We offer Jim and his family our best wishes.”

About EOG
EOG Resources, Inc. (NYSE: EOG) is one of the largest crude oil and natural gas exploration and production companies in the United States with proved reserves in the United States and Trinidad. To learn more visit www.eogresources.com.

Investor Contacts
David Streit 713-571-4902
Neel Panchal 713-571-4884
Shelby O’Connor 713-571-4560

Media Contact
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